EXHIBIT 3(i)

                            CERTIFICATE of AMENDMENT
                                     of the
                      RESTATED CERTIFICATE of INCORPORATION


         FIRST:  That  in  accordance  with  Section  141  (f)  of  the  General
Corporation Law of the State of Delaware ("DGCL"), the Board of Directors of McDonnell Douglas Finance Corporation, by unanimous written consent duly adopted resolution setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring saidamendment to be advisable. The resolution setting forth theproposed amendment is as follows:

         RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by changing the first sentence of Section 1 so that, as amended, said sentenceshall be and read as follows:

"The name of the corporation is Boeing Capital Corporation."

         SECOND: That thereafter, pursuant to the resolutionof its Board of Directors, the stockholders of said corporation by unanimous written consent pursuant to Section 228 ofthe DGCL adopted the amendment to the Restated Certificate of Incorporation.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        FOURTH: That the capital of said corporation shall notbe reduced under or by reason of said amendment.

        IN WITNESS WHEREOF, the undersigned has caused this certificate to be signed by Thomas J. Motherway, an Authorized Officer, this 11th day of August 11th 1997.


                              BY:     /S/  THOMAS J. MOTHERWAY
                                      ------------------------
                                      Thomas J. Motherway